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                                                                    Exhibit 5


                                  November 26, 1997


International Airline Support Group, Inc.
1954 Airport Road
Suite 200
Atlanta, Georgia 30341

         Re: Registration Statement on Form S-1 Relating to 1,750,000 shares of Common Stock, par value $.001 per share, of International Airline Support Group, Inc.


Ladies and Gentlemen:

    We have acted as counsel for International Airline Support Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the proposed public offering and sale of up to (i) 1,750,000 shares of the Company's Common Stock, par value $.001 per share (the "Firm Shares") by the Company and (ii) 262,500 shares of the Company's Common Stock, par value $.001 per share, subject to an overallotment option granted to the Underwriters by the Company (the "Option Shares") pursuant to the Underwriting Agreement (the "Underwriting Agreement"), to be entered into among the Company, Cruttenden Roth Incorporated and Scott & Stringfellow, Inc., as representatives of the several underwriters, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

    As counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

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International Airline Support Group, Inc.
November 25, 1997
Page 2

    The opinions expressed herein are limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

    Based upon the foregoing, we are of the opinion that:

         (i) The Firm Shares are duly authorized and, when sold in accordance with the terms set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         (ii) The Option Shares are duly authorized and, when issued in accordance with the terms set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

    This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement.

                             Very truly yours,


                             /s/ KING & SPALDING
                             King & Spalding